Exhibit 10.3.2

ADDENDUM THREE

The Lease made and entered into on September 1, 1999, by and between GORDON A. CAMPBELL, and MARIA LIGETI, TRUSTEES OF THE REVOCABLE LIVING TRUST DATED MARCH 23, 1987; HILLVIEW MANAGEMENT, INC (“Landlord”); and IMPAC MEDICAL SYSTEMS AND SUBSIDIARY, formerly a California Corporation, now a Delaware Corporation (“Tenant”), is hereby Amended as follows:

Landlord, for and in consideration of the rent to be paid by Tenant hereunder and of the covenants and provisions to be kept and performed by Tenant hereunder, hereby leases to Tenant, and Tenant agrees to lease from Landlord that certain additional space which consists of Twenty Two Thousand Four Hundred and Seventy (22,470) gross rentable square feet as outlined on the plat map attached as Exhibit “A” to this Addendum Three, which space (the “Additional Premises”) is to be located on the first and second floors of the Building, which is known as TECHFARM PLAZA, Building Number One, on the real property known as 200 Evelyn Avenue, Mountain View, California.

TERM: The term for the Additional Premises shall commence on March 15, 2003, provided that Landlord has delivered possession of the Additional Premises to Tenant, and shall terminate concurrently with the Original Term of the Lease on March 23, 2007. Tenant shall be granted access to the premises by no later than March 1, 2003 in order to prepare the space for Tenant’s occupancy. Tenant shall not be obligated to pay rent during this period of early occupancy.

EXTENDED TERM: Tenant shall have the right to extend the term for the Additional Premises pursuant to Section 1.02 of the Lease, provided that the Base Rent for the Additional Premises during the Extended Term shall be at 95% of the fair rental value as defined in Section 2.01 (d) of the Lease.

HOLDING OVER: The provisions of Section 1.04 of the Lease shall apply to the Additional Premises, except that in the event that the Tenant holds over, the Base Rent for the Additional Premises will immediately increase to 95% of the fair rental value as defined in Section 2.01 (d) of the Lease.

BASE RENT: Tenant agrees to pay Landlord a monthly base rental for use and occupancy of the Additional Premises (the “Base Rent”) at the rate of $1.60 Full Service per square foot for the term as set forth in this Addendum Three.

ADDITIONAL RENT FOR INCREASE IN TAXES AND OPERATING EXPENSES: In addition to the Base Rent for the Additional Premises, Tenant agrees to pay Landlord as additional rent for the use and occupancy of the Additional Premises for each year after the end of the Base Year, Tenant’s Proportionate Share (as provided in Section 1.07 (i) of the Lease) of any increase in real property taxes and operating expenses (as provided for in Sections 2.03 and 2.04 of the Lease) for the Additional Premises. As of the commencement date of March 15, 2003, Tenant’s Proportionate Share shall be 65.78% of the gross rental square footage of Building Number One.

The Base Year for calculation of the increase in the taxes and the increase in operating expenses for the Additional Premises shall be the year 2003.

Tenant shall not be responsible for any additional rent during the first year of the term for the Additional Premises.

SECURITY DEPOSIT: Tenant shall deposit with the Landlord upon execution of this Addendum Three as and for a security deposit for the Additional Premises the sum of $35,952.

DELIVERY OF PREMISES: Landlord shall deliver the Additional Premises to Tenant in broom clean condition.

LANDLORD’S INABILITY TO DELIVER POSSESSION: If for any reason the Landlord is unable to deliver possession of the Additional Premises to Tenant within sixty (60) days of execution of this Addendum Three by Landlord, Tenant may terminate this Addendum Three and Landlord shall immediately return the security deposit paid by Tenant for the Additional Premises.

LANDLORD’S REPRESENTATIONS: Landlord represents that as of the commencement date of March 15, 2003, the Additional Premises will not present a health hazard to occupants or guests and that the Additional Premises are in compliance in all material respects with all law, regulations, rules, ordinances and court decrees affecting ownership and operation of the Additional Premises. Landlord further represents that all existing fully wired patch panel(s) and any attached server racks will remain as part of the Additional Premises. In addition, Landlord represents that to the best of its knowledge that all building systems are in good working condition, including, but not limited to, HVAC, electrical, roof and plumbing systems, as well as all existing fully wired patch panel(s) and any attached server racks, and that the Additional Premises are free of any material defects and code violations.

EFFECTIVE DATE OF ADDENDUM THREE: Landlord and Tenant are negotiating the acquisition by Tenant of certain personal property located in the Additional Premises. Notwithstanding anything to the contrary set forth herein, Landlord and Tenant agree that this Addendum Three shall only be effective upon execution by both parties of the agreement for the purchase of such personal property.

All other provisions of the Lease between Landlord and Tenant shall remain in full force and effect. In the event of a conflict between provisions of the Lease and this Addendum Three, this Addendum Three shall control with respect to the Additional Premises.

TENANT:	IMPAC MEDICAL SYSTEMS AND SUBSIDIARY A Delaware Corporation

	By:	/S/ JAMES P. HOEY
James P. Hoey, Executive Vice President and COO

LANDLORDS:	GORDON A. CAMPBELL AND MARIA LIGETI, TRUSTEES OF THE REVOCABLE LIVING TRUST DATED MARCH 23, 1987

	By:	/S/ MARIA LIGETI
Maria Ligeti, Trustee

HILLVIEW MANAGEMENT, INC. A California Corporation

By:	/S/ GEORGE P. ESHOO
George P. Eshoo Its: President

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